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                                                                    EXHIBIT 8.1

                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                                                         December 15, 1998

Arch Communications Group, Inc.
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581

          Re: Registration Statement on Form S-4 and Proxy Statement/
                    Prospectus of Arch Communications Group, Inc.

Ladies and Gentlemen:

  We are counsel to Arch Communications Group, Inc., a Delaware Corporation ("Arch") and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-63519) (the "Registration Statement") under the Securities and Exchange Act of 1933, as amended, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of August 18, 1998, as amended as of September 3, 1998 and as of December 1, 1998 (the "Merger Agreement"), by and among Arch, Farm Team Corp., a Delaware corporation and wholly owned subsidiary of Arch ("Farm Team"), MobileMedia Corporation, a Delaware corporation ("Parent") which is currently operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"), and MobileMedia Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent which is also currently operating as a debtor-in-possession under Chapter 11 ("MMC" and, together with its subsidiaries, "MobileMedia"); and a related Third Amended Joint Plan of Reorganization of Parent and MobileMedia under Chapter 11 dated as of December 1, 1998 (the "Amended Plan"). Pursuant to the Merger Agreement, MMC will merge with and into Farm Team (the "Merger"), and Arch will distribute to the holders of Arch Common Stock and Series C Preferred Stock, Arch Stockholder Rights and Arch Participation Warrants (collectively, the "Arch Rights and Warrants"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Registration Statement. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Tax Code").

  We have examined the Registration Statement, the Merger Agreement and the exhibits thereto, the Amended Plan and the exhibits thereto, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

  The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger and the distribution of Arch Rights and Warrants to holders of Arch Common Stock and Series C Preferred Stock (the "Distribution") under the income tax laws of the United States based upon the Tax Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.
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  Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

  This opinion addresses only the specific United States federal income tax consequences of the Merger and the Distribution set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger, the Distribution, or any other transaction (including any transaction undertaken in connection with the Merger or the Distribution). We express no opinion regarding the tax consequences of the Merger or the Distribution to certain taxpayers that are subject to special tax rules such as foreign persons, banks and other financial institutions, tax-exempt entities, dealers and traders in securities and insurance companies.

  As more fully described below, the taxability of the Distribution will be dependent upon various factual determinations which cannot be made at this time and as to which the interpretation of various provisions of the tax law is uncertain.

  The distribution of the Arch Rights and Warrants to holders of Arch Common Stock will be a taxable distribution under Section 305(b)(2) of the Tax Code if it has the effect of the receipt of money or other property by some Arch shareholders and an increase in the proportionate interests of other Arch shareholders in the assets or earnings and profits of Arch (the "Taxable Effect"). For this purpose, the payment of interest to a holder of Arch's outstanding 6 3/4% Convertible Debentures is treated as a distribution of money or other property to an Arch shareholder. The distribution of the Arch Rights and Warrants to holders of Arch Common Stock will be considered to have the Taxable Effect unless a "full adjustment" in the conversion price of the Convertible Debentures to reflect such distribution is made. Under the terms of the Convertible Debentures, the $16.75 conversion price will be adjusted only if the exercise price under the Arch Rights Offering is less than the market value of Arch Common Stock on the record date for the Arch Rights Offering.

  Due to the factual uncertainty regarding the market price per share of Arch Common Stock relative to the exercise price of the Arch Stockholder Rights on the record date for the Arch Rights Offering and on the date of the distribution of the Arch Rights and Warrants, it is not possible to ascertain whether the conversion price of the Convertible Debentures will be adjusted. Furthermore, as a matter of law, it is unclear when a "full adjustment" to the conversion price of outstanding convertible debentures is required, and, if required, what constitutes a "full adjustment," in order to avoid the Taxable Effect by reason of a distribution of rights to holders of common stock to acquire such stock.

  Based upon and subject to the foregoing, and subject to the other qualifications and limitations stated herein, we are of the opinion that:

    1. No gain or loss will be recognized by Arch or Arch stockholders as a result of the Merger;

    2. If the conversion price of the Convertible Debentures is required to be adjusted in order to avoid the Taxable Effect and is not adjusted, or if the conversion price is adjusted but the adjustment does not constitute a "full adjustment," then the distribution of the Arch Rights and Warrants to holders of Arch Common Stock will be a taxable distribution to holders of Arch Common Stock under Section 305(b)(2) of the Tax Code;

    3. If the conversion price of the Convertible Debentures is not required to be adjusted in order to avoid the Taxable Effect, or if the conversion price is adjusted and the adjustment constitutes a "full adjustment," then the distribution of the Arch Rights and Warrants to holders of Arch Common Stock will be a nontaxable distribution to holders of Arch Common Stock under Section 305(a) of the Tax Code; and

    4. The distribution of the Arch Rights and Warrants to holders of Series C Preferred Stock will be taxable as a distribution with respect to preferred stock under Section 305(b)(4) of the Tax Code.

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  This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity other than your stockholders on or before the Effective Time, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "The MobileMedia Proposal--Material Federal Income Tax Consequences". In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities and Exchange Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Hale and Dorr LLP
                                          -------------------------------------
                                          Hale and Dorr LLP

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